Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE NOT MATERIAL AND OF A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

GENENTA SCIENCE, S.P.A.

BINDING CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of April 24, 2026 by and between Genenta Science, S.P.A., an Italian corporation with a business address at Via dell’Annunciata 31 – 20121 Milano (Italy) (the “Company”), and Richard B. Slansky, an Individual with an address at 13973 Carriage Road, Poway, CA 92064 (the “Consultant”).

Recitals

Whereas, the Company wishes to utilize the services of Consultant as a business, accounting, and financial advisor, as Chief Financial Officer;

Whereas, the Consultant is willing and qualified to provide such services;

Whereas, the Company wishes to close Genenta Science, Inc., where Mr. Slansky is currently employed as Chief Financial Officer for Genenta Science S.p.A.;

Whereas, Mr. Slansky is willing to voluntarily exit his employment contract with Genenta Science, Inc. in exchange for this binding, non-cancellable Agreement; and,

Whereas, the Company wishes to use Mr. Slansky’s address as the Genenta Science S.p.A. address in the United States during the period of this Agreement;

Now, Therefore, in consideration of the above recitals and the mutual and respective promises set forth herein, the parties hereto agree as follows:

1.	Statement of Work

Consultant shall perform for the Company the services (the “Services”) as generally described in the Statement of Work attached hereto as Appendix A (the “Statement of Work”). Consultant shall provide such Services in a professional manner using such skills and resources as Consultant believes appropriate. The Statement of Work shall identify any third parties that Consultant may work with in performing the Services.

2.	Term Of The Agreement

This Agreement will commence on June 1, 2026, and will continue in effect until May 31, 2027, unless extended or modified on mutual consent, or terminated as provided in Section 11 or Appendix A.

3.	Place Of Performance

Consultant shall perform the Services at the place of business of the Company, at Consultant’s primary place of business, and/or at such other place or places agreed to by the parties, at times mutually convenient for the parties and reasonably arranged to avoid conflict with Consultant’s other business commitments.

4.	Compensation; Reimbursement of Expenses

The Company shall compensate Consultant as specified in the Statement of Work. Cash payments shall be denominated in US Dollars and shall be due within 15 days of receipt by the Company of an invoice from the Consultant. The Shares, if any, shall vest in amounts specified in the Statement of Work. The Company shall also reimburse Consultant for actual, reasonable out-of-pocket expenses, including those related to travel, incurred in connection with providing Services hereunder. It is understood that the Consultant travels economy class unless otherwise approved in advance. Expenses in excess of $500 per month must be approved in advance by the Company’s CEO.

5.	Confidentiality; Non-use; Non-disclosure; Non-solicit

A. Definition. “Confidential Information” means any non-public information which if disclosed to Consultant is identified as confidential at the time of disclosure or which Consultant would reasonable expect to be confidential and to which Consultant becomes privy while performing the Services, and that relates directly to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of Consultant’s employment), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure or (iv) is subject to written permission, by Company to Consultant, to disclose.

B. Non-use and Non-disclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party other than its consultants, advisors, agents, partners and affiliates required to have such Confidential Information for performance of the Services on behalf of the Company, without the prior written permission of Company. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant’s employees, consultants, advisors, agents, partners, and affiliates, if any, with access to any Confidential Information execute a nondisclosure agreement having substantially the same terms as this agreement. Notwithstanding the foregoing, Consultant may disclose, without consequence under this Agreement, information which is (a) required to be disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; or (b) is otherwise required to be disclosed by law or regulation; provided, however, that Consultant shall first have given reasonable prior notice to Company such that Company can make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

C. Non-solicit. Consultant may acquire knowledge about certain areas of the Company’s business and may have knowledge of and contact with representatives, employees, or affiliates of the Company. During the Term of the Agreement and for a period of 1 (one) year thereafter, Consultant will not recruit, solicit, hire, or retain the services of any representative, employee, or affiliate of the Company without the written consent of the Company’s CEO.

D. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company (or destroy if appropriate) all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control. Consultant will use all reasonable efforts to assist the Company in transitioning any accounts where Consultant has access and/or authorizations. Also, upon termination of this Agreement, the Company will allow Consultant to keep his laptop computer, which is the property of the Company, and provide support to ensure that it remains operational for the Consultant.

6.	Work Product

Consultant shall create and provide to Company such reports and other work product as specified in the Statement of Work (the “Work Product”). Consultant shall retain Consultant’s ownership interest (if any) in all Consultant information, know-how, and data contained in the Work Product, but Company shall have the right to use the Work Product for all its business purposes. However, if any Confidential Information of the Company is incorporated in the Work Product, Company retains its entire rights and interest in such Confidential Information, and Consultant shall have no rights therein and shall abide by its obligations under Article 5 with respect to any such Confidential Information. Consultant will maintain access to the Company’s BOX data storage facility during the term of this Agreement, and Consultant will store any material work product in BOX for the safety and security of the Company.

7.	Prior Knowledge

The Company understands and acknowledges that Consultant possesses, and retains all rights, title and interest in and to, ideas, concepts, processes, know-how, data, reports, analyses, contacts and industry, business and strategic experience, expertise and know-how (“Prior Knowledge”) that may be relevant to the Services rendered by Consultant under this Agreement and were made, conceived or developed or learned by Consultant alone or jointly with others prior to engagement by the Company hereunder. Consultant retains Consultant’s entire interest in all such Prior Knowledge, and Consultant grants the Company a non-exclusive, royalty-free license to use, copy, modify, distribute, and create derivative works of the Prior Knowledge to the extent incorporated in the Work Product, solely for the Company’s internal business purposes.

8.	Relationship Of The Parties

The parties expressly intend, agree, and understand that the relationship created by this Agreement is that of independent contractors, and that Mr. Slansky’s employment with the Company will cease upon the signing and execution of this Agreement. Although Consultant will no longer be an employee, partner, or joint venturer with the Company, he will retain all rights, powers, and privileges to act in the capacity of Chief Financial Officer. Under this Agreement, Consultant will not be treated as an employee of the Company for any purpose. Consultant is solely responsible for any obligations of withholding of taxes or social security necessitated by this Agreement. Company acknowledges that Consultant has other Clients and business activities, which include executive, board director, and advisory roles, and that Consultant will make commercially reasonable efforts to prioritize the Services in the context of Consultant’s other responsibilities and obligations.

9.	No Conflicts

Consultant represents that the performance by the Consultant of all the terms of this Agreement and that the Consultant’s retention by the Company does not and will not materially breach any third-party agreement, including, but not limited to, any agreement to keep in confidence proprietary information acquired by the Consultant in confidence or in trust prior to Consultant’s retention by the Company hereunder. Consultant has not entered into, and agrees that the Consultant will not enter into, any agreement that would materially prevent Consultant’s performance of the Services hereunder.

10.	Indemnification

The Company shall indemnify, defend and hold harmless Consultant from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (a “Liability”) resulting from a claim, suit or proceeding made or brought by a third party against Consultant arising from or occurring as a result of (i) performance by the Consultant of the Services or (ii) the Company’s use of the Work Product, except that the Company will be under no such obligation to Consultant solely to the extent the Liability arises from or occurs as a result of the willful misconduct or gross negligence of Consultant. The Company will maintain its Indemnification Agreement with Mr. Slansky for the term of this Agreement, in the same form and manner in which the Indemnification Agreement applies to all officers and directors of the Company.

11.	Termination

This Agreement is binding upon both Parties. Neither party shall have the right to terminate the Agreement without Cause; however, either party shall have the right not to renew the Agreement.

A. For purposes of this Agreement, “Cause” shall mean: (i) the Consultant’s material breach of this Agreement, including any breach of the confidentiality, non-solicitation, no-conflicts, or work product provisions, which breach, if curable, remains uncured for thirty (30) days after written notice from the Company; (ii) gross negligence, willful misconduct, or fraud by Consultant in connection with the Services; (iii) Consultant’s material failure or refusal to perform the Services; (iv) Consultant’s violation of any applicable law, rule, or regulation in connection with the Services; or (v) any act or omission by Consultant that causes or would reasonably be expected to cause material harm to the Company, its business, or its reputation.

Upon any termination for Cause, the Company shall have no further obligation to make any payments to Consultant other than accrued and unpaid fees for Services properly performed and outstanding expense report items through the effective date of termination, and Consultant shall immediately cease performing the Services and comply with the return-of-materials obligations set forth herein.

B. Scope of Authority and Responsibility

The Consultant shall perform duties consistent with the role of a principal financial officer, including oversight of financial reporting, internal controls, and compliance with applicable securities laws and stock exchange requirements. Notwithstanding the foregoing, the Consultant shall act subject to the direction of the Chief Executive Officer and the Board of Directors (the “Board”), and shall not be deemed to have unilateral authority to override decisions of the Board or executive management.

C. Good Faith Compliance and Reliance

The Consultant shall act in good faith and in a manner reasonably believed to be in compliance with applicable laws, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, SEC rules and regulations, and applicable Nasdaq (or other exchange) listing standards. The Consultant shall be entitled to rely in good faith on information, reports, and representations provided by other officers, employees, outside counsel, auditors, and advisors.

D. Objection and Escalation Procedure

If the Consultant reasonably believes that any proposed action, omission, or directive of the Company may be unlawful or non-compliant with applicable SEC or exchange rules, the Consultant shall:

(i) promptly notify the Chief Executive Officer and, if appropriate, the Board of Statutory Auditors in writing;

(ii) recommend corrective or alternative action; and,

(iii) document such objection and recommendation in reasonable detail.

If, after such notice, the Company elects to proceed with the action without implementing the Consultant’s recommended corrective measures, such decision shall be deemed to have been made by the Company and not by the Consultant.

E. Limitation of Responsibility

To the fullest extent permitted by law, the Consultant shall not be held personally liable to the Company or its shareholders for actions taken by the Company over the Consultant’s documented objection, provided the Consultant acted in good faith, without willful misconduct, fraud, or knowing violation of law.

F. Indemnification and Advancement of Expenses

The Company shall indemnify and hold harmless the Consultant to the fullest extent permitted under applicable law against any and all claims, liabilities, damages, judgments, fines, penalties, and expenses (including reasonable attorneys’ fees) arising out of or relating to the Consultant’s service, including situations where the Company has proceeded contrary to the Consultant’s documented advice, except in cases of the Consultant’s gross negligence, willful misconduct, or knowing violation of law. The Company shall advance expenses as incurred, subject to customary undertakings.

G. D&O Insurance

The Company shall maintain directors’ and officers’ liability insurance covering the Consultant on terms no less favorable than those provided to other executive officers and directors.

H. Right to Resign for Good Reason

If the Company repeatedly or materially disregards the Consultant’s good faith advice regarding legal or regulatory compliance, or directs the Consultant to take actions the Consultant reasonably believes to be unlawful or non-compliant with applicable SEC or exchange rules, the Consultant may resign for “Good Reason” and shall be entitled to full payment of the remaining payments due for the full term of this Agreement.

I. No Waiver of Legal Obligations

Nothing in this Agreement shall be construed to waive or limit the Consultant’s obligations under applicable law, including certification requirements under the Sarbanes-Oxley Act, or to prevent the Consultant from making any required disclosures to regulators or authorities.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the parties. Any prior understanding or presentation of any kind preceding the date hereof shall not be binding on either party, except to the extent incorporated herein.

13.	Arbitration

Any controversy or claim arising out of or related to this contract, or breach thereof, will be settled by a sole arbitrator in an arbitration conducted in the vicinity of San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall bear their own costs in connection with any such proceeding, but the prevailing party bears the costs of the arbitrator, unless the arbitrator allocates such costs otherwise.

14.	Governing Law

This Agreement shall be governed under the laws of the State of California, without regard to its conflict of laws provisions.

In Witness Whereof, each party to this Agreement has caused it to be executed effective as of the date set forth above.

Genenta Science S.P.A.		Consultant

By:	/s/ Pierluigi Paracchi	By:	/s/ Richard B. Slansky
Name:	Pierluigi Paracchi		Richard B. Slansky
Title:	Chief Executive Officer

Appendix A

Statement of Work

All Services provided under this Agreement will be performed on behalf of Consultant by Richard B. Slansky, except to the extent identified within this Statement of Work. The Consultant will conduct the work as identified in the Scope and detailed in this Statement of Work (the “Work”) and be compensated as described herein. Consultant’s primary contact at Company shall be the CEO, Pierluigi Paracchi.

From time to time, during the Term of this Agreement, the Company and the Consultant may agree to add to or modify the Work and will modify the Statement of Work as applicable, which shall be appended to and made part of the Agreement as an addendum (an “Addendum” identified as Addendum 1, Addendum 2, etc.).

Scope

The Services will include, but will not be limited to, the following:

1. Credibility and reputation

The Consultant shall lend ongoing financial and accounting credibility, strength, and support to the Company’s reputation in the U.S. by providing expert guidance based on academic and industry experience.

2. SEC and Nasdaq compliance

The Consultant shall continue to guide the Company in order to maintain public company compliance within SEC rules and Nasdaq guidelines. The Company will make every effort to keep Consultant informed of any material transaction(s), so that Consultant may draft, review, and file any required compliance reports, e.g., Forms 3, 4, 5, 6-K, 20-F, etc., and any other local, state, or federal compliance requirements.

3. Audit and financing activities

The Consultant shall help facilitate relevant auditing activities, banking tasks, required compliance issues, legal actions, and other actions and events normally performed by a public company’s Chief Financial Officer.

4. Collaboration with External Advisors

The Consultant shall also support the Company in connection with any financial advisor, investment bank, or other external advisor engaged by the Company to explore or negotiate equity or debt financings, strategic alliances, licensing, or co-development agreements with pharmaceutical companies. Consultant shall collaborate in good faith with such advisor(s) to advance the Company’s objectives.

5. Genenta Science, Inc. termination

The Consultant shall lead the effort to close Genenta Science, Inc., including but not limited to notifying the State of Delaware, filing any final state or federal returns, transferring the US address of Genenta Science, Inc. to 13973 Carriage Road, Poway, CA 92064, terminating any workers’ compensation or unemployment plans, and any other actions required. The closure of the Company’s US subsidiary primarily affects the Company’s Directors’ and Officers’ (“D&O”) Insurance and Mr. Slansky’s employment agreement, and related compensation, i.e., the ability of Mr. Slansky to remain an employee of Genenta Science, which is the basis for transitioning Mr. Slansky to a consulting agreement.

6. CEO support

The Consultant shall serve as Chief Financial Officer and advisor to the Company’s Chief Executive Officer regarding overall corporate, business, and personnel strategy.

Further details of the Work and goals to be pursued by the Consultant in conjunction with Company personnel may be modified from time to time upon written agreement between the Company and the Consultant and detailed in an Addendum to this Agreement. It is acknowledged by the Company and its personnel that for the Consultant to be effective in providing the Services, the Consultant’s primary contact and its agents and service providers will cooperate with and collaborate with the Consultant to the extent required to best achieve the objectives specified herein.

Compensation

The Company will compensate the Consultant for services based on the following:

●	$[***] per month (or prorated portion thereof), which would represent a [***]% savings to the Company from Mr. Slansky’s salary as an employee, plus 12-months of the Consultant’s healthcare cost coverage (calculated based on his April 2026 coverage cost), since the Company will not be providing COBRA coverage, and Consultant will need to obtain his own private healthcare insurance coverage, including medical, dental, and vision;

●	Consultant will continue to be eligible for stock option grants, and cash bonuses, at the discretion of the CEO and the Board; and, Consultant will continue to vest in previously granted stock options;

●	Under this Agreement, it is estimated that the Company will save at least $[***] per year [$[***] in base pay to Mr. Slansky per year as an employee, plus all social costs (~$[***]), workers’ compensation insurance costs and federal and state unemployment insurance costs (~$[***]), payroll fees (~$[***]), and other taxes & filing costs.]; and,

●	The Company will pay the Consultant (or a corporation or entity directed by Consultant) as soon as practical upon invoice presented to the Company by the Consultant. The Consultant may add to his invoice any expenses incurred, as outlined herein, which will also be paid as soon as practical.

All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Consultant for any taxes that may be imposed on the Consultant as a result of Section 409A.

Renewal

This Agreement is non-cancellable, except in the event of Consultant’s death. This Agreement will automatically renew for additional one-year periods unless either party notifies the other Party of its desire not to renew by May 1st of each year, beginning May 1, 2027, i.e., 30 days’ notice. In the event of non-renewal, Consultant will use his best efforts to effectively and efficiently transfer any files, codes, passwords, authorizations, etc., as directed by the CEO; and, the Company will allow Consultant to maintain possession of his laptop computer and his contacts list. Consultant has already agreed herein not to maintain any confidential information that may be in his possession, whether on the computer or elsewhere. The Company will allow the Company’s IT consultant to ensure that the laptop is in working order at the separation date.